Exhibit 99.1

n e w s   r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS FIRST QUARTER 2008 RESULTS

                                                DEERFIELD, Ill., May 1, 2008 — United Stationers Inc. (NASDAQ: USTR) reported first quarter 2008 results, including sales growth of 5%, earnings per share of $0.88 and $45.2 million(1) in adjusted operating cash flow.

Financial Highlights

•                  Net sales for the first quarter increased 5% to $1.25 billion.  The December 2007 acquisition of ORS Nasco added $74 million; excluding this, sales were down 1.2% to $1.18 billion.

•                  GAAP diluted earnings per share for the latest quarter were $0.88, versus $0.90 a year ago.  Adjusted for a non-recurring item in 2007, diluted earnings per share declined 5% from $0.93(1) to $0.88.

•                  First quarter gross margin was 14.7% of sales compared with 15.1% last year.

•                  Operating expenses were $139.9 million or 11.2% of sales compared with $129.1 million or 10.8% in the 2007 quarter.  Adjusted for a non-recurring item, last year’s operating expenses were $127.7 million(1) or 10.7%(1) of sales.

•                  First quarter operating margin was 3.5%, versus 4.3% in the prior year quarter.  Adjusted for a non-recurring item, last year’s operating margin was 4.4%(1).

•                  Net cash used in operating activities for the latest three months totaled $17.8 million versus cash provided of $89.7 million at this time last year.  Excluding the impact of accounts receivable sold, net cash provided by operating activities for the latest quarter was $45.2 million(1) versus $64.7 million(1) in the 2007 quarter.

•                  1.2 million shares were repurchased for $67.5 million during the quarter.

“We are taking action to help offset the effects of a weaker economy that adversely affected sales, particularly in higher margin discretionary products,” said Richard W. Gochnauer, president and chief executive officer of United Stationers.  “We reduced product purchases and are managing inventory levels consistent with the sales environment.  These actions reduced volume-related supplier allowances earned, while improving inventory turnover, working capital efficiency and cash flow.  On a positive note, our sales and earnings were boosted by the investments we have made in the janitorial/breakroom category and the acquisition of ORS Nasco.”

First Quarter Performance

                                                Sales for the first quarter were $1.25 billion, up 5% compared with $1.19 billion a year ago.  The acquisition of ORS Nasco in December 2007 added $74 million to 2008 first quarter sales.  Excluding ORS Nasco, sales were down 1.2% to $1.18 billion.  Sales were strong in the janitorial/breakroom category, up 15%.  This helped offset a 5% combined sales decline in office supplies, technology products, and office furniture due primarily to a significant decline in national account sales.  The sales slowdown occurred mostly in March and reflected weakness in the economy and the timing of the Easter holiday, which fell in the first quarter of this year versus the second quarter in 2007.  April sales trended up from March.  The combined March and April sales results indicate a flat growth trend, excluding ORS Nasco.

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                                                Gross margin for the quarter was 14.7%, compared with 15.1% in the year-ago quarter. Gross margin remained under pressure, with the weak economy contributing to an unfavorable product mix.  Lower sales in office supplies, technology products and office furniture — and additional inventory reductions related to improved inventory efficiency and the declining sales trends — resulted in significantly lower purchase volumes.  As a result, volume-related allowances earned from the company’s suppliers for the first quarter were down substantially.

                                                First quarter 2008 operating expenses were $139.9 million or 11.2% of sales, compared with $129.1 million or 10.8% of sales in the first quarter of 2007, which included the previously reported restructuring charge of $1.4 million or 0.1% of sales.  The increase in operating expense includes $9.2 million from ORS Nasco.

                                                Operating margin for the quarter ended March 31, 2008, was 3.5%, versus 4.3% in the first quarter of 2007.  First quarter 2007 operating margin adjusted for the non-recurring restructuring charge previously noted was 4.4%(1).

                                                Diluted earnings per share for the 2008 quarter were $0.88, compared with $0.90 in the prior-year quarter.  Adjusted for the non-recurring restructuring charge previously noted, earnings per share for the prior-year quarter were $0.93(1).  Earnings per share for the first quarter of 2008 included a $0.04 per share contribution from ORS Nasco.

Cash Flow and Debt Trends

“The balance sheet and cash flow have been a high priority, and we are proud of our progress.  Inventory initiatives are paying off and helping us improve working capital efficiency while maintaining excellent service levels,” said Gochnauer.

                                                Net cash used in operating activities totaled $17.8 million for the three months ended March 31, 2008, versus cash provided of $89.7 million at this time last year.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the 2008 three months was $45.2 million(1), compared with $64.7 million(1) in the prior-year period.  Cash flow used in investing activities totaled $8.0 million in the latest quarter.  Capital spending for 2008 is expected to be approximately $30 million.

                                                Outstanding debt totaled $541.9 million at March 31, 2008, up $428.7 million from the same time last year.  Outstanding debt plus securitization financing totaled $726.9 million(1) at the quarter’s end, up $363.7 million(1) during the past twelve months.  The higher level of debt, plus securitization financing, primarily reflected share repurchases, which totaled $349.5 million in the last twelve months, and the acquisition of ORS Nasco.   Through the first three months of 2008, the company repurchased 1.2 million shares for $67.5 million.

Outlook

                                                “Our goal is to deliver solid financial performance this year despite a difficult economy,” said Gochnauer.  “We are pursuing growth initiatives and will build on the strength in our janitorial/breakroom and industrial categories.  We have launched additional cost reduction actions and initiatives to offset the impact of weaker sales and cost increases including higher fuel prices.  Our disciplined focus on working capital management will continue and our outlook for 2008 cash flow remains strong.  Our business strategy remains sound and we are optimistic about our long-term prospects,” Gochnauer concluded.

Conference Call

                                                United Stationers will hold a conference call followed by a question and answer session on Friday,
May 2, 2008 at 10:00 a.m. CT, to discuss first quarter results. To participate, callers within the U.S. and Canada should dial (866) 356-4123 and international callers should dial (617) 597-5393 approximately 10 minutes before the presentation.  The passcode is “36624438.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, also will be available on United’s Web site.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers that sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

                                                United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 70 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.    For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2008	2007

Net sales	$1,252,474	$1,193,316
Cost of goods sold	1,068,173	1,013,255
Gross profit	184,301	180,061

Operating expenses:
Warehousing, marketing and administrative charges	139,895	127,757
Restructuring charge	—	1,378

Total operating expenses	139,895	129,135

Operating income	44,406	50,926

Interest expense, net	7,301	2,030

Other expense, net	2,241	3,411

Income before income taxes	34,864	45,485

Income tax expense	13,548	18,246

Net income	$21,316	$27,239

Net income per common share - diluted	$0.88	$0.90
Weighted average number of common shares - diluted	24,313	30,207

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,		As of
	2008	2007	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$20,862	$14,223	$21,957
Accounts receivable, net	252,396	246,941	321,305
Retained interest in receivables sold, net*	178,700	122,965	94,809
Inventories	640,444	639,416	715,161
Other current assets	30,204	30,264	38,595
Total current assets	1,122,606	1,053,809	1,191,827

Property, plant and equipment, net	174,034	174,293	173,123
Intangible assets, net	67,591	26,118	68,756
Goodwill, net	314,648	225,816	315,526
Other long-term assets	14,750	17,585	16,323
Total assets	$1,693,629	$1,497,621	$1,765,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$366,899	$385,275	$448,608
Accrued liabilities	159,259	183,968	199,961
Total current liabilities	526,158	569,243	648,569

Deferred income taxes	24,469	13,838	30,172
Long-term debt	541,900	113,200	451,000
Other long-term liabilities	77,831	68,501	61,560
Total liabilities	1,170,358	764,782	1,191,301

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2008 and 2007	3,722	3,722	3,722
Additional paid-in capital	378,828	367,249	376,379
Treasury stock, at cost — 13,820,497 and 8,825,198 shares at March 31, 2008 and 2007, respectively and 12,645,513 shares at December 31, 2007	(716,488)	(401,781)	(650,187)
Retained earnings	879,991	779,377	859,292
Accumulated other comprehensive loss	(22,782)	(15,728)	(14,952)
Total stockholders’ equity	523,271	732,839	574,254
Total liabilities and stockholders’ equity	$1,693,629	$1,497,621	$1,765,555

*The March 31, 2008 and 2007 and December 31, 2007 accounts receivable balances do not include $185.0 million, $250.0 million and $248.0 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$21,316	$27,239
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,215	11,209
Share-based compensation	2,263	2,059
Write down of assets held for sale	—	582
(Gain) loss on the disposition of plant, property and equipment	(5)	12
Amortization of capitalized financing costs	310	260
Excess tax benefits related to share-based compensation	(346)	(3,257)
Deferred income taxes	(6,400)	(3,206)
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Decrease in accounts receivable, net	69,029	26,818
Increase in retained interest in receivables sold, net	(83,891)	(15,816)
Decrease in inventory	74,840	41,554
Decrease (increase) in other assets	9,661	(1,305)
(Decrease) increase in accounts payable	(50,150)	22,941
Decrease in checks in-transit	(31,503)	(20,362)
Decrease in accrued liabilities	(41,679)	(7,777)
Increase in other liabilities	7,495	8,785
Net cash (used in) provided by operating activities	(17,845)	89,736
Cash Flows From Investing Activities:
Capital expenditures	(8,007)	(3,449)
Proceeds from the disposition of property, plant and equipment	—	6
Net cash used in investing activities	(8,007)	(3,443)
Cash Flows From Financing Activities:
Net borrowings (repayments) under Revolving Credit Facility	90,900	(4,100)
Net proceeds from the exercise of stock options	1,015	15,249
Acquisition of treasury stock, at cost	(67,505)	(101,366)
Excess tax benefits related to share-based compensation	346	3,257
Payment of debt issuance costs	—	(101)
Net cash provided by (used in) financing activities	24,756	(87,061)
Effect of exchange rate changes on cash and cash equivalents	1	2
Net change in cash and cash equivalents	(1,095)	(766)
Cash and cash equivalents, beginning of period	21,957	14,989
Cash and cash equivalents, end of period	$20,862	$14,223

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	March 31,
	2008	2007	Change
Long-term debt	$541,900	$113,200	$428,700
Accounts receivable sold	185,000	250,000	(65,000)
Total debt and securitization (adjusted debt)	726,900	363,200	363,700
Stockholders’ equity	523,271	732,839	(209,568)
Total capitalization	$1,250,171	$1,096,039	$154,132

Adjusted debt-to-total capitalization	58.1%	33.1%	25.0%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivable sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Three Months Ended March 31,
	2008	2007
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(17,845)	$89,736
Excluding the change in accounts receivable sold	63,000	(25,000)
Net cash provided by operating activities excluding the effects of accounts receivable sold	$45,155	$64,736

Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	$24,756	$(87,061)
Including the change in accounts receivable sold	(63,000)	25,000
Net cash used in financing activities including the effects of accounts receivable sold	$(38,244)	$(62,061)

Note: Net cash provided by operating activities excluding the effects of accounts receivable sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

(in millions, except per share data)

	For the Three Months Ended March 31,
	2008		2007
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,252.5	100.0%	$1,193.3	100.0%

Gross profit	$184.3	14.7%	$180.0	15.1%

Operating expenses	$139.9	11.2%	$129.1	10.8%
Restructuring charge related to workforce reduction	—	—	(1.4)	-0.1%

Adjusted operating expenses	$139.9	11.2%	$127.7	10.7%

Operating income	$44.4	3.5%	$50.9	4.3%
Operating expense item noted above	—	—	1.4	0.1%
Adjusted operating income	$44.4	3.5%	$52.3	4.4%

Net income per share - diluted	$0.88		$0.90
Per share operating expense item noted above	—		0.03
Adjusted net income per share - diluted	$0.88		$0.93

Weighted average number of common shares - diluted	24.3		30.2

Note: Adjusted Operating Income and Diluted Earnings per Share excludes the non-recurring effects of the first quarter 2007 restructuring charge.  Generally Accepted Accounting Principles require that the effect of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of this item to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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